Exhibit 99.1

IMPLANT SCIENCES COMPLETES $5.6 MILLION FINANCING

LAURUS AND BRIDGE BANK OBLIGATIONS RETIRED IN CONNECTION WITH FINANCING

WAKEFIELD, MA. December 16, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced the execution of a Note and Warrant Purchase Agreement with DMRJ Group, LLC (“DMRJ”) on December 10, 2008.  DMRJ Group, LLC is a Delaware limited liability company affiliated with Platinum Partners Value Arbitrage Fund L.P., an accredited institutional investor with its investment manager headquartered in New York, New York.

The Company issued a Senior Secured Convertible Promissory Note to DMRJ in the principal amount of $5.6 million, which bears interest at the rate of 11% per annum and is initially convertible at a price of $0.26 per share.  The terms of the Note required the Company to prepay $616,000 of interest upon the issuance of the Note; repay $1,000,000 of principal on December 24, 2008; and repay the remaining principal, together with all outstanding interest and all other amounts due and owing under the Note, on December 10, 2009.  In addition, the Company issued a five-year warrant to purchase 1.0 million shares of the Company’s common stock at an initial exercise price of $0.26 per share.  In lieu of paying DMRJ any commitment fees, closing fees or other fees in connection with this transaction, the Company transferred to DMRJ its holdings of 1,500,000 shares of common stock of CorNova, Inc., a privately-held, development stage medical device company in which the Company held an approximate 15% ownership interest.

The Company used approximately $477,000 of the proceeds from the sale of the Note and Warrant to repay all of its outstanding indebtedness to Bridge Bank, N.A. and approximately $1,161,000 of the proceeds to redeem all of the Series D Preferred Stock held by Laurus Master Fund, Ltd. and its affiliates.  The Company intends to use the balance of the net proceeds for working capital and general corporate purposes.  Additionally, as a condition of this financing, the Company agreed to replace two members of its Board of Directors agreeable to DMRJ Group.  Dr. Michael Szycher and Mr. David Eisenhaure have resigned from the Board of Directors effective December 31, 2008.

Phillip C. Thomas, President and CEO of Implant Sciences, stated, “We are pleased to have completed this financing in a very difficult credit and capital-raising environment.  This financing supports our continuing efforts to strengthen the Company’s balance sheet while providing the working capital needed to grow our Security, Safety, and Defense business.  In addition to the provision of capital, the financing also facilitated our ability to retire our obligations to Laurus and Bridge Bank.”

Mr. Thomas added, “The road to restructuring Implant Sciences has been long and we have had to overcome many obstacles.  While Implant Sciences is a much better company than it was a year ago, there is still much work to be done to achieve our goals of aggressive revenue growth, sustained profitability and market leadership.  However, we are stronger, more focused, and have improved our financial position in a number of ways.  As such, we continue to feel a sense of notable progress and look forward to eventual success in our endeavors.  We are also appreciative of the many years of Board service rendered by Dr. Michael Szycher and David Eisenhaure.  They have helped navigate the Company through some difficult times.  As we move forward, we will be seeking new Board members who have business experience relevant to our current direction and who can build upon the foundation set in place by these two business leaders.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to repay $1,000,000 of principal on December 24, 2008 and repay the remaining principal, together with all outstanding interest and all other amounts due and owing under the Note, on December 10, 2009; dilution that investors may suffer as a result of the conversion of the Note and/or exercise of the Warrant; the Company’s ability to execute on the Company’s growth plan so as to achieve sustainable revenue growth and profitability; the Company’s ability to innovate and become a market leader; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com